EXHIBIT 5.1


                          [Latham & Watkins Letterhead]


May 5, 2004


Geron Corporation
230 Constitution Drive
Menlo Park, California 94025


     Re: Registration of an aggregate of 140,872 shares of common stock, par value $0.001 per share, of Geron Corporation, pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

         In connection with the registration for resale of an aggregate of 140,872 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of Geron Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 to be filed with the Securities and Exchange Commission on May 5, 2004 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The shares being registered for resale include the following: (i) Sixty-Four Thousand Eight Hundred Fifty-Five (64,855) shares of Common Stock which were issued and sold to Transgenomic, Inc. ("Transgenomic") pursuant to the Common Stock Purchase Agreement, dated as of April 23, 2004 (the "First Stock Purchase Agreement"), by and between the Company and Transgenomic and (ii) an aggregate of Seventy-Six Thousand Seventeen (76,017) shares of Common Stock which were issued and sold to Transgenomic pursuant to the Common Stock
Purchase Agreement, dated as of April 23, 2004 (the "Second Stock Purchase Agreement" and, together with the First Stock Purchase Agreement, the "Agreements"), by and between the Company and Transgenomic.

         In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

         We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any jurisdiction or any other laws.

         Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                                     Very truly yours,

                                                     /s/ Latham & Watkins LLP




                                 1